          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           Pacific Scientific Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

              Richard V. Plat, Senior Vice President and Secretary
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        -----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        -----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1994

To The Stockholders:

     You are cordially invited to attend the 1994 Annual Meeting of Stockholders of Pacific Scientific Company, which will be held at the Newport Center Conference Center, located at 610 Newport Center Drive, Suite 130, Newport Beach, California on Wednesday, April 27, 1994 at 10:00 A.M. for the following purposes:

          (a) To elect a Board of seven Directors for the ensuing year;

          (b) To ratify the appointment of Deloitte & Touche as independent public accountants; and

          (c) To consider and act upon such other matters as may properly come before the meeting.

     The close of business on March 4, 1994 has been fixed as the record date for stockholders to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Holders of a majority of the outstanding shares must be present either in person or by proxy in order for the meeting to be held. The proxy is revocable at any time in the manner set forth on page 1 of the Proxy Statement and will not affect your right to vote in person in the event you attend the meeting.

                                              By Order of the Board of
                                              Directors,

                                              RICHARD V. PLAT
                                              Senior Vice President & Secretary
March 11, 1994

WHETHER YOU ATTEND THE MEETING OR NOT, YOU ARE REQUESTED TO SIGN
AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. FOR THOSE ATTENDING THE MEETING, AMPLE PARKING WILL BE AVAILABLE.

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1994

                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished by Pacific Scientific Company, 620 Newport Center Drive, Suite 700, Newport Beach, CA 92660 (the "Company"), in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on Wednesday, April 27, 1994 at 10:00 a.m., or any adjournments or postponements thereof. The Board of Directors has fixed the close of business on March 4, 1994, as the record date for determining stockholders entitled to notice of and to vote at the annual meeting. As of that date, 5,417,385 shares of the Company's Common Stock were issued and outstanding.

     Any person giving a proxy has the right to revoke it before it is exercised. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by delivering at the annual meeting a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person.

     All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telephone, telegraph or personal call. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and will reimburse such brokers and nominees for their related out-of-pocket expenses.

     The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to the Company's stockholders is March 11, 1994. A copy of the Company's Annual Report for the fiscal year ended December 31, 1993 accompanies this Proxy Statement.

VOTING RIGHTS

     Each share of Common Stock outstanding on the record date is entitled to one vote. As provided by the Company's Bylaws and by California law, in electing directors no stockholder shall be entitled to cumulate votes (i.e., cast for any one candidate a number of votes greater than the number of such stockholder's shares) unless the candidates' names have been placed in nomination prior to the commencement of voting and at least one stockholder has given notice prior to commencement of the voting of an intention to cumulate votes. If any stockholder has given such notice, then each stockholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or the stockholder may distribute his votes on the same principle among as many candidates as may be desired. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. If cumulative voting is in effect, the persons named in the accompanying proxy will vote the shares covered by proxies received by them among the candidates named herein as they shall determine, unless a contrary direction is made on such proxies.

     An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             COMMON STOCK OWNERSHIP

     The following table sets forth information with respect to any person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of March 4, 1994:

                                                  AMOUNT AND
                                                  NATURE OF
                    NAME AND ADDRESS              BENEFICIAL        PERCENT
                   OF BENEFICIAL OWNER           OWNERSHIP(1)       OF CLASS
            ---------------------------------    ------------       --------
            David L. Babson & Company, Inc.         444,800           8.21%
              One Memorial Drive
              Cambridge, Massachusetts 02142
            Dimensional Fund Advisors Inc.          357,500           6.60%
              1299 Ocean Ave., 11th Floor
              Santa Monica, California 90401

     The following table sets forth information with respect to beneficial ownership of the Company's Common Stock by all directors and nominees, by each of the executive officers named in the Summary Compensation Table beginning on page 8 (the "Summary Compensation Table,") and by all directors and executive officers as a group, as of March 4, 1994.

                                                        AMOUNT AND
                                                         NATURE OF
                        NAME OF                         BENEFICIAL          PERCENT
                    BENEFICIAL OWNER                  OWNERSHIP(1)(2)       OF CLASS
    ------------------------------------------------  ---------------       --------
    Directors:
      Walter F. Beran                                       1,000              *
      Ralph O. Briscoe                                     12,000              *
      Edgar S. Brower, Chairman                           144,665(3)          2.67%
      William A. Preston                                    2,700              *
      Millard H. Pryor, Jr.                                 1,600              *
      Thomas P. Stafford                                        0              *
      Harry W. Todd                                         5,000              *
    Officers:
      Steven L. Brietzka                                   20,469              *
      Robert L. Day                                         7,900              *
      Ronald B. Nelson                                     14,525              *
      Richard V. Plat                                     104,824             1.93%
    All Directors and Executive
      Officers as a Group (17 persons):                   402,973             7.44%

- ---------------

  * Represents less than 1%.

(1) Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the stockholders.

(2) Includes certain shares which the following have the right to acquire within sixty days of March 4, 1994, through the exercise of stock options under the Company's stock option plan: Mr. Briscoe, 10,000 shares; Mr. Brower, 33,451 shares; Mr. Brietzka, 13,600 shares; Mr. Day, 4,500 shares; Mr. Nelson, 8,000 shares; Mr. Plat, 41,150 shares.

(3) Includes 50,000 shares issued pursuant to a restricted stock agreement. See the Summary Compensation Table.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company is not aware of any holder of more than 10% of the Company's Common Stock. The Company believes that during the fiscal year ended December 31, 1993, its officers and directors complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon the representations of its directors and officers.

                             ELECTION OF DIRECTORS

     During the fiscal year ended December 31, 1993, Mr. Roger W. Johnson was appointed by the President of the United States to serve as the Administrator of the General Services Administration. On July 27, 1993 the Board of Directors regretfully accepted Mr. Johnson's resignation. In August, the Board amended the Company Bylaws, in accordance with the terms thereof, to reduce the number of authorized directors from eight to seven.

     At the annual meeting, it is intended that the persons named in the proxy will vote for the election of the seven nominees listed below, each director to serve until the next annual meeting or until his successor is elected and qualified. All of the nominees are now members of the Board. If any nominee, for any reason currently unknown, cannot be a candidate for election, proxies will be voted for the election of a substitute recommended by the Board.

     Biographical summaries and ages, as of December 31, 1993, of individuals nominated by the Board of Directors for election as directors appear below. Data with respect to the number of shares of the Company's common stock beneficially owned by each of them, directly or indirectly, as of March 4, 1994, appears on page 3 of this proxy statement.

INFORMATION CONCERNING NOMINEES FOR DIRECTOR

     WALTER F. BERAN; AGE 68; CHAIRMAN, PACIFIC ALLIANCE GROUP

        Mr. Beran was elected a director of the Company in 1987. He served as Vice Chairman and Western Regional Managing Partner of Ernst & Young from 1971 until his retirement on September 30, 1986, when he became an independent consultant. He joined the Pacific Alliance Group (a financial services firm) in 1988, as Chairman. Mr. Beran also serves as a director of Arco Chemical Company, Fleetwood Enterprises Inc., the Hillhaven Corporation, and the Federal Home Loan Bank of San Francisco.

     RALPH O. BRISCOE; AGE 66; BUSINESS CONSULTANT
          Mr. Briscoe was elected a director of the Company in 1985. Prior to his retirement in 1986, Mr. Briscoe was President, Chief Executive Officer and a director of Triton Group Ltd. Since his retirement, he has worked as a business consultant.

     EDGAR S. BROWER; AGE 63; CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
     OFFICER OF THE COMPANY
          Mr. Brower joined the Company in 1985 as Chief Executive Officer and a member of the Board. He has served as Chairman of the Board since 1990. Prior to joining the Company, Mr. Brower served as an executive with Allied Corporation from 1977 until 1985, most recently as Group Vice President and President of Allied Electronic Components Company. From 1972 to 1977, he served as Assistant Postmaster General of the United States.

     WILLIAM A. PRESTON; AGE 57; CHAIRMAN AND MAJORITY OWNER OF APM, INC.
          Mr. Preston was elected a director in 1979. He has been Chairman and majority owner of APM, Inc., a speciality plastics manufacturer, since 1969. Mr. Preston is also a director of University National Bank & Trust Company.

     MILLARD H. PRYOR, JR.; AGE 60; MANAGING DIRECTOR, PRYOR & CLARK COMPANY
          Mr. Pryor became a director in 1992. He is the Managing Director of Pryor and Clark Company (a real estate and investment holding company), which he had served as an executive since 1970. In addition to performing these duties, Mr. Pryor is the Chairman of the Board of GEO International Company. He became a director of Corcap, Inc. in 1992, after having been an executive officer since 1988, and is also a director of Compudyne Corporation, The Hartford Funds, Infodata Systems Inc., The Wiremold Company and Hoosier Magnetics Inc. Additionally, Mr. Pryor was the Chief Executive Officer of Lydall Inc. (a manufacturer of materials from specialty fibers) from 1972 through 1988.

    THOMAS P. STAFFORD; AGE 63; CHAIRMAN OF THE BOARD, OMEGA WATCH
    CORPORATION OF AMERICA AND VICE CHAIRMAN AND CO-FOUNDER OF STAFFORD, BURKE AND HECKER, INC.
         Mr. Stafford has served as a director of the Company since
         1987. In addition to his duties as Chairman of the Board of Omega
         Watch Corporation of America and as Vice Chairman and co-founder of Stafford, Burke and Hecker, Inc. (a Washington D.C.-based consulting firm), Mr. Stafford also serves as a director of Allied Signal Inc., Wheelabrator Technologies, Inc., Tremont Inc., Seagate Technologies, Inc., CMI, Inc., Fisher Scientific Inc. and Spectrum Technologies, Inc.

    HARRY W. TODD; AGE 71; MANAGING PARTNER OF CARLISLE ENTERPRISES L.P., CHAIRMAN OF THE BOARD, PRECISION AEROTEC, INC.
         Mr. Todd has served as a director of the Company since 1983. He is also Director Emeritus of Rohr Industries, and a director of Precision Aerotech, Inc., and Helmerich & Payne Incorporated. In 1991, Mr. Todd completed his term as a director of the Federal Reserve Bank of San Francisco-Los Angeles Branch. Mr. Todd retired in January 1990 as Chairman of the Board and Chief Executive Officer of Rohr Industries, Inc., an aerospace manufacturing company. He joined Rohr in 1980 as President and Chief Operating Officer. Previously, Mr. Todd had been Chairman of the Board, President and Chief Executive
         Officer of The L.E. Myers Company and Chairman of The L.E. Myers International, Ltd.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Company has standing Executive, Audit, Compensation and Nominating Committees. During the Company's last fiscal year, the Board of Directors held seven meetings; each director attended at least 75% of all regular Board meetings and Committee meetings on which he served.

  Executive Committee

     The Executive Committee, consisting of Messrs. Brower, Preston (Chairman) and Todd, has all the powers and authority of the Board of Directors in the management of the business and the affairs of the Company, except those powers which by law cannot be delegated by the Board of Directors. Although the Executive Committee has broad powers, in practice it meets only when it would be inconvenient to call a meeting of the Board. One meeting of the Executive Committee was held during the Company's last fiscal year.

  Audit Committee

     The Audit Committee, consisting of Messrs. Beran (Chairman), Briscoe, Preston, Pryor and Todd, met three times during the last fiscal year. The Audit Committee makes recommendations concerning the engagement of the Company's independent auditors, consults with the independent auditors concerning the audit plan and reviews the comments and recommendations resulting from the auditors' report and management letter. The Audit Committee also reviews the program of the internal auditor and consults with her on questions of interest.

  Compensation Committee

     The Compensation Committee, consisting of Messrs. Briscoe (Chairman), Stafford and Todd, met once during the last fiscal year. The Compensation Committee makes recommendations to the Board of Directors on the annual salary rates of all elected officers of the Company, makes recommendations to the Board on incentive compensation, stock options and compensation matters and administers the incentive compensation, stock option and other compensation plans of the Company.

  Nominating Committee

     The Nominating Committee, consisting of Messrs. Beran, Briscoe and Preston (Chairman), makes recommendations to the Board of Directors regarding candidates to fill future vacancies on the Board. There is no established procedure for submission of nominations by stockholders. The Nominating Committee did not meet during the last fiscal year.

  Director's Compensation

     The annual retainer paid to each director is $12,000 per year. Compensation for attendance at each meeting of the Board of Directors, attendance at each meeting of a committee of the Board and the per day rate paid for participating in special assignments on behalf of the Company is $800 per meeting and/or day. There is also a provision for the payment of $2,000 per year in additional fees for the chairmen of the Audit, Compensation and Executive Committees. Mr. Brower receives neither annual fees nor any additional fees for attending Board or Board Committee meetings.

  Director's Retirement Plan

     The Company maintains a retirement plan for members of the Board. The plan provides for an annual benefit payable to a retiree equal to the director's annual retainer during the twelve-month period immediately preceding retirement from the Board. The benefit commences any time after age sixty-five (65), provided the director is no longer serving as a director of the Company.

Directors who leave the Board before age sixty-five (65) after completing five
(5) years of Board service are eligible to receive a benefit upon attaining age sixty-five (65).

     The plan provides that the retirement benefit will be paid over the lesser of twelve (12) years or the number of years a director serves on the Board. In the event of death while a director, a surviving spouse is entitled to receive an annual benefit equal to 50% of the annual retainer payable to the director at the date of death, such benefit to be paid for a period equal to the total number of years of service the deceased director served on the Board, not to exceed twelve (12) years.

     The benefits paid under this plan are a direct obligation of the Company and are reflected as a financial statement liability determined in accordance with accepted actuarial assumptions.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation received, for the three fiscal years ended December 31, 1993, by the Company's Chief Executive Officer and the next four most highly paid executive officers for fiscal 1993.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                        --------------------------------------    LONG TERM
                                                                  OTHER ANNUAL   COMPENSATION    ALL OTHER
                                                                  COMPENSATION    AWARDS(3)     COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)(1)      ($)(2)       OPTIONS(#)       ($)(4)
- -------------------------------  ----   ---------   -----------   ------------   ------------   ------------
Edgar S. Brower................  1993   $319,454     $ 137,233       $6,000          50,000       $108,497
  President, Chief Executive     1992    299,301        85,045        6,000              --         96,560
    Officer, Chairman of the     1991    292,000            --        1,500              --              *
    Board and Director
Richard V. Plat................  1993    208,788        71,563           --          20,000          4,497
  Senior Vice President,         1992    194,887        44,247           --              --          4,364
    Finance and Administration   1991    190,000            --           --              --              *
    and Secretary
Ronald B. Nelson...............  1993    145,412        73,328           --           6,525          3,635
  Vice President; President,     1992    141,123        70,875           --              --          3,528
    Motor & Control Division     1991    135,000        57,009           --              --              *
Steven Breitzka(5).............  1993    128,539        59,525           --           5,575          4,363
  Vice President; President,     1992    118,241        40,019           --              --          1,947
    HTL/Kin-Tech Division        1991         --            --           --              --              *
Robert L. Day(6)...............  1993    105,115        45,674           --           3,400          2,498
  Vice President; President,     1992         --            --           --              --              *
    Energy Dynamics Division     1991         --            --           --              --              *

- ---------------

(1) The amounts shown in this column reflect payments under the Company's Management Incentive Plan which is described more thoroughly in the Compensation Committee Report on Executive Compensation, which begins on page 13 of this proxy statement.

(2) The amounts shown in this column reflect the non-preferential dividends earned by Mr. Brower as part of his long-term incentive agreement with the Company. Mr. Brower holds 50,000 shares of restricted common stock valued at $875,000 when awarded on April 23, 1986 as a long-term incentive. Mr. Brower has all voting, dividend (non-preferential) and other stockholder rights with respect to these shares. In order to receive the shares, Mr. Brower must retain his position with the Company until July 1995 when the restricted term expires. The restricted term also expires in the event of death, disability and certain types of involuntary termination.

(3) For the three-year period ended December 31, 1993, no restricted stock awards were made.

(4) The amounts disclosed in this column include:

   (a) Accrual by the Company in fiscal 1993 of $104,000 and in 1992 of $92,208 on behalf of Mr. Brower for his supplementary Executive Retirement Plan. The Executive Retirement Plan is provided to Mr. Brower only, and is in addition to and duplicates the benefits provided by the Post-1985 Company Plan for employees hired after January 1, 1985 (described below). This Plan is not separately funded and rights to receive payment are identical to those of an unsecured creditor.
   (b) Company contributions under Pacific Scientific's Savings Plan, a defined contribution plan, for 1993 were: Mr. Brower, $4,497; Mr. Plat, $4,497; Mr. Nelson, $3,635; Mr. Breitzka, $4,363; and Mr. Day, $2,498. For 1992,
       the Company contributions were: Mr. Brower, $4,352; Mr. Plat, $4,364; Mr. Nelson, $3,528; and Mr. Breitzka, $1,947.

(5) Mr. Breitzka was promoted to the position of Vice President and President of the HTL/Kin-Tech Division in January 1992. He was not an executive officer of the Company prior to that date, therefore no executive compensation is reported for the year 1991.

(6) Mr. Day was promoted to the position of Vice President and President of the newly created Energy Dynamics Division in March 1993. He was not an executive officer of the Company prior to that date, therefore no executive compensation is reported for the years 1991 and 1992.

 *  Under the Commission's transition rules, no disclosure is required.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1993 to the named executive officers.

     All options granted by the Company are pursuant to the Pacific Scientific Company 1992 Key Employee Stock Option Plan, as described in the Compensation Committee Report on Executive Compensation under the caption "Long-Term Incentive Compensation" on page 15 of this proxy statement.

                                                     INDIVIDUAL GRANTS                           POTENTIAL
                                    ---------------------------------------------------      REALIZED VALUE AT
                                                % OF TOTAL                                    ASSUMED ANNUAL
                                                  OPTIONS                                  RATES OF STOCK PRICE
                                                GRANTED TO                                     APPRECIATION
                                    OPTIONS    EMPLOYEES IN    EXERCISE                       FOR OPTION TERM
                                    GRANTED     FISCAL YEAR      PRICE      EXPIRATION    -----------------------
               NAME                  (#)(1)       1993(2)       ($/SH)         DATE         5%($)        10%($)
- ----------------------------------  --------   -------------   ---------   ------------   ----------   ----------
Edgar S. Brower...................   50,000         29%          15.13      June 2003     $1,231,851   $2,350,579
Richard V. Plat...................   20,000         12%          15.13      June 2003        492,741      940,232
Ronald B. Nelson..................    3,625          2%          15.13      June 2003         89,309      170,417
                                      2,900          2%          18.13     October 2003       71,447      136,334
Steven L. Breitzka................    3,075          2%          15.13      June 2003         75,759      144,561
                                      2,500          1%          18.13     October 2003       61,593      117,529
Robert L. Day.....................    1,800          1%          15.13      June 2003         44,347       84,621
                                      1,600          1%          18.13     October 2003       39,419       75,218

- ---------------

(1) The shares become fully exercisable after five years with vesting occurring at a rate of 20% per year.

(2) The Company granted options representing 172,980 shares to employees in fiscal 1993.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on the number of unexercised options and the value of the in-the-money unexercised options held by the named executive officers at December 31, 1993. During the fiscal year ended December 31, 1993, no options were exercised by any of the named executive officers. The Company currently does not grant stock appreciation rights.

                                                        NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                             SHARES                            OPTIONS                  IN-THE-MONEY OPTIONS
                            ACQUIRED      VALUE       AT FISCAL YEAR-END(#)(1)        AT FISCAL YEAR-END($)(2)
                           ON EXERCISE   REALIZED   -----------------------------   -----------------------------
          NAME                 (#)         ($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------  -----------   --------   ------------   --------------   ------------   --------------
Edgar S. Brower..........     --           --          30,451          53,000         $279,363        $378,875
Richard V. Plat..........     --           --          39,275          21,875          289,309         158,047
Ronald B. Nelson.........     --           --           6,000           8,525           57,750          56,207
Steven L. Breitzka.......     --           --          12,600           6,575          100,738          41,150
Robert L. Day............     --           --           3,750           4,150           36,656          26,219

- ---------------

(1) The numbers shown reflect options accumulated over a ten-year period.

(2) The closing price of the Company's Common Stock on December 31, 1993 on the New York Stock Exchange was $22.125.

RETIREMENT BENEFITS

     To provide for retirement income for its employees, the Company has pension plans designed to qualify under applicable provisions of the Internal Revenue Code of 1986, as amended. All full-time employees in the United States are eligible to participate in a pension plan after one year of service. The plans are funded solely by Company contributions.

     Effective January 1, 1985, the Company Plan was revised to combine all existing employee group retirement plans of the Company into one defined benefit plan. Employees hired on and after January 1, 1985 participate in the revised Company Plan (the "Post-1985 Company Plan"). Employees hired prior to January 1, 1985 have the option of receiving retirement benefits from whichever plan provides the higher retirement benefit.

                                  COMPANY PLAN
                    ESTIMATED ANNUAL RETIREMENT BENEFITS(1)

    HIGHEST
   FIVE-YEAR                                15          20          25           30           35
    AVERAGE                              YEARS OF    YEARS OF    YEARS OF     YEARS OF     YEARS OF
  COMPENSATION                           SERVICE     SERVICE    SERVICE(2)   SERVICE(2)   SERVICE(2)
  ------------                          ----------   --------   ----------   ----------   ----------
   $125,000...........................   $  49,500   $ 66,500    $  81,000    $  81,000    $  81,000
    175,000...........................      71,400     95,700      116,000      116,000      116,000
    225,000...........................      93,300    124,900      151,000      151,000      151,000
    275,000...........................     115,200    154,100      186,000      186,000      186,000
    325,000...........................     137,100    183,300      221,000      221,000      221,000
    375,000...........................     159,000    212,500      256,000      256,000      256,000
    425,000...........................     180,900    241,700      291,000      291,000      291,000
    475,000...........................     202,800    270,900      326,000      326,000      326,000
    525,000...........................     224,700    300,100      361,000      361,000      361,000

                             POST-1985 COMPANY PLAN
                    ESTIMATED ANNUAL RETIREMENT BENEFITS(1)

    HIGHEST
   FIVE-YEAR                                15          20          25           30           35
    AVERAGE                              YEARS OF    YEARS OF    YEARS OF     YEARS OF     YEARS OF
  COMPENSATION                           SERVICE     SERVICE     SERVICE      SERVICE      SERVICE
  ------------                          ----------   --------   ----------   ----------   ----------
   $125,000...........................   $  26,600   $ 35,400    $  44,300    $  53,100    $  62,000
    175,000...........................      37,800     50,400       63,000       75,600       88,200
    225,000...........................      49,100     65,400       81,800       98,100      114,500
    275,000...........................      60,300     80,400      100,500      120,600      140,700
    325,000...........................      71,600     95,400      119,300      143,100      167,000
    375,000...........................      82,800    110,400      138,000      165,600      193,200
    425,000...........................      94,100    125,400      156,800      188,100      219,500
    475,000...........................     105,300    140,400      175,500      210,600      245,700
    525,000...........................     116,600    155,400      194,300      233,100      272,000

- ---------------

(1) Cash compensation that may be taken into account when calculating benefits under both the Company Plan and the Post-1985 Company Plan is limited by the Internal Revenue Service. That limit was $235,840 during 1993. The amounts presented above were calculated to show the benefit earned without regard to the Internal Revenue Service limits.

(2) Maximum benefits are obtained at 24 pension service years.

     The compensation covered by the plans for which benefits are summarized in the tables above include salary, wages, bonuses and commissions. The covered compensation for each of the executive officers named in the Summary Compensation Table is the highest 5 consecutive years' average of the past 10 years of salary and bonus. Mr. Brower is provided with a supplementary Executive Retirement Plan which is in addition to and duplicates the benefits provided by the Post-1985 Company Plan.

     The officers named in the Summary Compensation Table have been credited with the following years of service: Mr. Brower, 8 years: Mr. Plat, 16 years; Mr. Nelson, 4 years; Mr. Breitzka, 11 years; and Mr. Day, 12 years. Of these officers, Mr. Plat is the only one to have the option of receiving benefits under either of the plans as described above.

     The benefits under the Company Plan are subject to the deduction of a portion of Social Security or equivalent benefits (maximum deduction limited to 50%, which is reached at 18.75 pension service years) and are computed on the ten-year certain and life amounts.

     The benefits under the Post-1985 Company Plan are not subject to any deduction for Social Security (nor are there any other offset amounts) and are computed on the basis of an excess plan.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with Messrs. Brower and Plat pursuant to which adequate and fair severance compensation will be provided to these officers if their employment should cease after a "change in control of the Company," which is effectively defined as a change in control which must be disclosed under Schedule A of Regulation 14A of the Exchange Act. Upon a change in control of the Company, each agreement allows the named officer to terminate his employment upon a change in duties or responsibilities or a reduction in compensation. The present value of these severance benefits would include accrued salary plus an amount up to 2.99 times a base amount defined as the average annual gross income for the five years prior to the termination.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board of Directors (the "Committee") is composed of outside directors and is responsible for developing and making recommendations to the Board with respect to the compensation received by the Company's executive officers (including the named executive officers).

     The Committee has available to it an outside compensation consultant and access to independent compensation data. The general objectives of the compensation program are:

     - Competitiveness and design flexibility to attract and retain top caliber management

     - Pay for performance

     - Focus on stockholder value creation

     The executive compensation program provides an overall level of compensation opportunity that is competitive within similar industries as well as within a broader group of companies of comparable size and complexity. Actual compensation levels may be higher or lower than the average competitive levels in the surveyed group of companies based upon the discretion of the Committee as well as individual performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's executive officer compensation program is comprised of base salary, annual incentive compensation, long-term incentive compensation in the form of stock options and various benefits including medical and pension plans generally available to employees of the Company.

  Base Salary

     Base salary levels for the Company's executive officers are competitive and generally set at the median, relative to other comparable manufacturing companies of similar size and complexity. In determining base salary, the Committee also takes into consideration qualifications, experience, performance and other specific issues particular to the Company.

  Annual Incentive Compensation

     The Management Incentive Plan is the Company's annual bonus program for executive officers and key managers. Approximately 75 employees were eligible for bonus incentive compensation during 1993. The purpose of the plan is to provide a direct financial incentive in the form of an annual cash bonus to executives and key employees to achieve their business units' or the Company's annual goals. Target goals for the Company's and the business units' performances are set at the beginning of each year. The measures of the Company's performance include pre-tax income, management of receivables, inventory turns and other factors. No bonus is paid unless a 75% performance threshold is exceeded. A full target bonus is paid only if the goals are fully met. Exceeding goals can result in a bonus equal to 150% of the target bonus. Target bonus awards, as a percent of base salary, are set at a competitive level for a broad group of companies of comparable size and complexity.

  Long-Term Incentive Compensation

     The 1992 Key Employee Stock Option Plan is the Company's long-term incentive program for executive officers and key employees. The objective of the program is to align the executives' and stockholders' long-term interests by creating a strong and direct link between executive pay and stockholder return and to enable the executives to develop and maintain a significant, long-term stock ownership position in the Company's common stock. The proportion of stock options awarded is a function of salary and position in the Company.

  Benefits

     The Company provides medical and pension benefits to the executive officers that are generally available to Company employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary for fiscal 1993.

  Chief Executive Officer Compensation

     Mr. Brower's annual base salary was $292,000 and $306,000 for the years 1991 and 1992, respectively. During 1993, his annual base salary was increased by 5% to $320,000. This 5% increase was equal to the average merit increase received by the Company's other salaried employees. The Committee believes that Mr. Brower has successfully restructured the Company's business to adjust to declines in the aerospace business and effectively directed the Company during difficult economic conditions.

     Mr. Brower's annual base salary is at approximately the 50th percentile of other chief executive officers' base salary, calculated using a compensation data base for manufacturing companies with similar sales and, where possible, organized similar to Pacific Scientific's divisional structure.

     Mr. Brower's bonus in fiscal 1993 was $137,233. In fiscal 1992, he received $85,045 and no bonus was paid for fiscal 1991. The bonus payment was determined using the same formula as used for all other key employees.

     In accordance with the 1992 Key Employee Stock Option Plan (as described above), Mr. Brower received 50,000 stock options in fiscal 1993. No stock options were awarded to Mr. Brower during fiscal 1991 or 1992.

MEMBERS OF THE COMPENSATION COMMITTEE

Ralph O. Briscoe, Chairman

Thomas P. Stafford

Harry W. Todd

                         STOCK PRICE PERFORMANCE GRAPH

     The information in the foregoing report and the following graph shall not be incorporated by reference (by any general statement incorporating this proxy statement by reference or otherwise) into any prior or future filing under the Exchange Act or the Securities Act of 1933, except to the extent Pacific Scientific Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  OF PACIFIC SCIENTIFIC COMPANY, S&P 500 INDEX
                    AND S&P HIGH TECHNOLOGY COMPOSITE INDEX

                                    PACIFIC
      MEASUREMENT PERIOD          SCIENTIFIC
    (FISCAL YEAR COVERED)           COMPANY         S&P 500      S&P HIGH-TECH
1988                                  100             100             100
1989                                  155             131              99
1990                                   82             127             101
1991                                   96             166             115
1992                                  162             179             120
1993                                  231             197             147

     The cumulative total return calculation assumes $100 invested on December 30, 1988 and dividend reinvestment. The graph above is calculated through the fiscal year ended December 31, 1993.

                            APPOINTMENT OF AUDITORS

     The firm of Deloitte & Touche, certified public accountants, has been the Company's independent accountants since 1972 and has been selected by the Board of Directors to serve as its independent accountants for the fiscal year ending December 30, 1994.

     The independent accountants meet periodically with the Audit Committee of the Board of Directors. The members of the Audit Committee are Messrs. Beran, Briscoe, Preston, Pryor and Todd.

     Professional services performed by Deloitte & Touche for the fiscal year ended December 31, 1993 consisted of an audit of the consolidated financial statements of the Company and its subsidiaries, limited reviews of interim financial information, services related to filings with the Securities and Exchange Commission, meetings with the Company's Audit Committee, and consultation on various matters relating to accounting and financial reporting.

     The Audit Committee approved in advance or ratified each of the major professional services provided by Deloitte & Touche and considered the possible effect of each such service on the independence of that firm.

     Representatives of Deloitte & Touche are expected to be present at the annual meeting with the opportunity to make a statement, if they desire, and will be available to respond to appropriate questions during the meeting.

     An affirmative vote of a majority of the shares present and voting at the meeting is required for ratification of the appointment of the auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION.

                             STOCKHOLDER PROPOSALS

     Proposals by stockholders to be presented at the Company's 1995 annual meeting must be received by the Company no later than 120 days prior to March 10, 1995, in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.

                                 OTHER MATTERS

     Management knows of no other business to be presented at the annual meeting. If other matters do properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment.

                                              By Order of the Board of
                                              Directors,

                                              RICHARD V. PLAT
                                              Senior Vice President & Secretary
Dated: March 11, 1994

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND RETURNED. YOUR COOPERATION IN PROMPTLY RETURNING YOUR SIGNED PROXY CARD WILL BE HELPFUL IN REDUCING EXPENSES INCIDENTAL TO FOLLOWING UP THIS PROXY SOLICITATION.

                                               NOTICE OF
                                               ANNUAL
                                               MEETING OF
                                               STOCKHOLDERS
                                               AND PROXY
                                               STATEMENT

                                               APRIL 27, 1994

                                                            [LOGO]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    /X/
Please mark
your votes
as this
              ------------------
                    COMMON

(1) ELECTION OF DIRECTORS

       FOR all nominees listed at right
       (except as marked to the
        contrary at right)  / /

       WITHHOLD AUTHORITY
       to vote for all nominees
       listed at right  / /

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below)

W. Beran, R.  Briscoe, E. Brower, W. Preston, M. Pryor, Jr., T. Stafford,
H. Todd

2. PROPOSAL TO RATIFY THE ELECTION OF Deloitte & Touche as the Company's independent public accountants.

                       FOR        AGAINST        ABSTAIN
                       / /          / /            / /

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held April 27, 1994 and the Proxy Statement furnished herewith.



            -------------------------------
                      Signature

            Dated:                   , 1994
                   ------------------


Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If more than one name appears hereon, all persons named should sign.



                           PACIFIC SCIENTIFIC COMPANY

     The undersigned stockholder of PACIFIC SCIENTIFIC COMPANY hereby appoints EDGAR S. BROWER, RICHARD V. PLAT, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Pacific Scientific Company to be held at Newport Center Conference Center, 610 Newport Center Drive, Suite 130, Newport Beach, California 92660 on April 27, 1994 at 10:00 A.M. (California time), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided however, that such proxies, or either of them, shall have the power to cumulate votes and distribute them among the nominees listed below as they see fit, and to drop any of such nominees, in order to ensure the election of the greatest number of such nominees.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW AND ON THE REVERSE HEREOF, AND WILL BE VOTED IN FAVOR OF ANY MATTER BELOW AS TO WHICH NO INSTRUCTIONS ARE INDICATED.

                        IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE